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On May 5, 2021, OneSpan Inc. published the transcript of its May 4, 2021 conference call regarding its financial results for the quarter ended March 31, 2021. A copy of the transcript can be found below.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

C O R P O R A T E   P A R T I C I P A N T S

Joseph Maxa, Vice President, Investor Relations

Scott Clements, Chief Executive Officer and President

Mark Hoyt, Chief Financial Officer, Treasurer and Executive Vice President,

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Andrew Nowinski, D.A. Davidson

Gray Powell, BTIG Research

Anja Soderstrom, Sidoti and Company

P R E S E N T A T I O N

Operator

Good day, and welcome to the OneSpan First Quarter 2021 Earnings Conference Call.

All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by “0”. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then “1” on your touch-tone phone, and to withdraw your question please press star then “2”. Please note, this event is being recorded

I would now like to turn the conference over to Joe Maxa, Vice President of Investor Relations. Please go ahead, sir.

Joseph Maxa

Thank you, Operator. Hello, everyone, and thank you for joining the OneSpan First Quarter 2021 Earnings Conference Call.

This call is being webcast and can be accessed on the Investor Relations section of OneSpan’s website at investors.onespan.com.

Joining me on the call today are Scott Clements, OneSpan’s Chief Executive Officer, and Mark Hoyt, our Chief Financial Officer.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

This afternoon, after market close, OneSpan issued a press release announcing results for our first quarter 2021. To access a copy of the press release, and other investor information, including a presentation reflecting our first quarter financial results, please visit our website.

Following our prepared comments today, we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events or performance, including the outlook for full year 2021, are forward-looking statements. These statements use words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” and similar words, and these statements involve risks and uncertainties and are based on current assumptions. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties.

Please note that financial measures that may be discussed on this call are expressed on a non-GAAP basis and have been adjusted from a related GAAP financial measure. We have provided an explanation for, and reconciliations of, these non-GAAP financial measures to the most directly comparable GAAP financial measures in the earnings press release.

In addition, please note that the date of this call is May 4, 2021. Any forward-looking statements and related assumptions are made as of this date. Except as required by law, we undertake no obligation to update these statements as a result of new information or future events, or for any other reason.

With that, I will turn the call over to Scott.

Scott Clements

Thanks very much, Joe, and good afternoon, everyone. Thanks for joining us on the call here today.

During the first quarter of 2021, our annual recurring revenue, ARR, increased 29% year-over-year, and ARR specific to subscription and term-based contracts grew in excess of 50%. In addition, a record 87% of our software and services bookings and revenues were recurring. We’ve made tremendous progress in our shift to recurring software revenue and we expect to be materially complete with this transition by the end of 2021. Subscription revenue grew 47%, driven primarily by strong demand for e-signature solutions. Term license revenue declined from last Q1’s pre-pandemic record quarter, but Q1 2021 was the third highest term license revenue quarter in our history, and just shy of Q4 2020’s total. Mark will provide more detail on these revenue items during his financial review in a few minutes.

Profitability was impacted in the quarter by planned growth investments, several one-time expenses, and higher vacation accruals, which we expect to return to normal levels in future quarters as employees return to more typical vacation patterns.

Now, I’ll turn to business highlights from the first quarter.

During Q1, we won the largest multimillion-dollar e-signature subscription contract in our history, displacing a major competitor and a leading provider of digital lending solutions, and just a few weeks ago we launched the OneSpan Sign Virtual Room, which enables financial institutions and other organizations to safely and securely collaborate with their customers via video conference and live interactive co-browsing, in order to review and e-sign high-value agreements in retail banking, corporate banking and wealth management, as well insurance and automobile financing use cases, to name a few.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

Instead of customers needing to patch together multiple apps and tools, the Virtual Room is an out-of-the-box solution that is unique to the market, combining video conferencing, e-signature, identity proofing, end-to-end audit trails, and recording options. It can be completely white labelled to put the spotlight on our customers’ brand, which is particularly important for B2C consumer-facing transactions.

We have initial interest from many top North American banks that are already using our e-signature solution, and pricing for the Virtual Room service will be at a significant premium, compared to pricing for only e-signature solutions.

We’re also integrating our newest identity verification capabilities into OneSpan Sign, which, combined with our Virtual Room technology, will deliver remote online notarization capabilities. We expect these expanded offerings to be available to customers starting in Q2 and Q3 of this year.

In Gartner’s September 2020 market guide covering issues such as identity verification and identity proofing services, they stated that “by 2023, 75% of organizations will be using a single vendor with strong identity orchestration capabilities and connections to many other third parties for identify proofing and affirmation, which is an increase from fewer than 15% today.” We are preparing OneSpan to benefit from this trend in the coming years.

Next, I want to comment on a recent consumer study from Aite Group which found that 47% of all U.S. citizens were victims of some type of identity theft in 2019 and 2020. There was also a substantial increase in new account opening fraud, as criminal groups looked to launder funds stolen from emergency government unemployment and stimulus programs. In 2021, the decline in opportunities for stimulus fraud is expected to drive hackers back to traditional banking fraud with a focus on account takeovers, and which we believe will increase demand for our anti-fraud solutions. We believe we’re well positioned to respond to these fraud attacks through our complementary portfolio of mobile, cloud and hardware solutions.

Turning to hardware for a moment, as many of you are aware, we are realigning and streamlining operations to match lower revenue levels and maintain gross margins. Today, actually, 19 of our top 20 customers use some combination of our hardware and software authentication solutions, all of which contribute to our profitable maintenance revenue and ongoing upsell and cross-selling opportunities.

I also want to provide you with some color on the progress we’re making in adjacent regulated verticals within the government and healthcare sectors that require a high level of security. Our entry into these verticals is still early, but we are gaining traction. Bookings were up more than 40% in the 12 months ended March 31, and our pipeline was up approximately 70% at the beginning of this quarter.

Before I turn the call over to Mark to go through our financials, I’d like to discuss a couple of recent announcements from OneSpan.

First, during the quarter, Garry Capers was appointed to our Board of Directors. Garry joins four other current independent and highly qualified Directors who have been added to the Board over the last two years. Garry has significant FinTech and SaaS experience. He is Division President of Cloud Solutions at Deluxe Corporation, where he has full financial and operational responsibility for the company’s SaaS and cloud solutions that are primarily targeted at end markets in the financial services industry.

Second, as we announced on April 23, our CFO Mark Hoyt is leaving OneSpan to become the CFO at a private company. Mark has been an important contributor to OneSpan’s transformation as we shifted to an emphasis on recurring software and services revenue, expanded our disclosure of relevant financial metrics and rebuilt our information systems architecture. On behalf of OneSpan, I’d like to congratulate Mark in his new role and wish him the greatest of success.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

We are fortunate to have a very strong Finance and Accounting Team that will provide continuity during the interim period. We’ve already begun our search process for our next CFO and are seeking highly qualified candidates with deep cloud-based software solutions experience to help continue the transformation of our Company.

Mark will now take you through our financials, and then I’ll come back to provide additional comments, along with an update on our outlook, before opening the call to questions. Mark?

Mark Hoyt

Thank you for the kind words, Scott.

Before I get into the results, I want to acknowledge that it has been a privilege to serve as part of the OneSpan team, and I want to thank all of my colleagues for the support and collaboration over the years. We’ve made tremendous progress in transforming the Company and I’m confident that OneSpan is well positioned to continue that progress.

Turning to the quarterly results, annual recurring revenue at the end of Q1 was $108 million, representing a growth rate of 29%, in line with our 25% to 30% target growth rate for the quarter. Our dollar-based net expansion rate, which we define as the year-over-year growth in ARR from existing customers, was 119% in the first quarter.

Turning to recurring revenue, for the first quarter, subscription revenue grew 47% to $8 million. This included strong growth in e-signature and an increased contribution from cloud authentication. Term-based software license revenue declined 13% to $8 million, compared to an unusually strong first quarter of 2020, that benefited from strong pre-pandemic demand and had an average contract duration approximately 60% longer than the average contract duration in the first quarter of 2021. This impacted our term license revenue in the quarter, which was still our third highest term-based software license revenue quarter ever. Maintenance revenue grew 14% year-over-year to $13 million. We expect maintenance growth to moderate over the balance of 2021, as we continue transitioning our business model toward subscription and term-based software licenses.

In total, recurring revenue increased 12% to a $29 million. Recurring revenue accounted for a record 87% of software and services revenue in Q1, compared to 71% in the first quarter of 2020, and ahead of our expectation to achieve 85% this year. In the first quarter, total software and services revenue declined 10% to $33 million, impacted by our shift to recurring revenue, hardware revenue declined 10% to $18 million, and total revenue declined 10% to $51 million.

Gross margin in the first quarter of 2021 was 70%, compared to 71% in the first quarter of 2020. The difference in gross margin is primarily attributed to product mix.

Operating expenses for the first quarter of 2021 were higher than expected at $45 million. The total increase in operating expenses resulted from planned growth investment, several one-time expenses, and significantly higher vacation accruals, as employees delayed vacations due to the pandemic.

Adjusted EBITDA, or adjusted earnings before interest, taxes, depreciation, amortization, long-term incentive compensation and non-recurring items, was negative $5 million for the first quarter of 2021. This compares to $5 million positive in the first quarter of 2020.

GAAP loss per share was $0.23 in the first quarter of 2021, compared to GAAP earnings per share of zero cents in the first quarter of 2020. Non-GAAP earnings per share, which excludes long-term incentive compensation, amortization, non-recurring items and the impact of tax adjustments, was negative $0.16 in the first quarter of 2021, compared to $0.08 in the first quarter of last year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

We entered the first quarter with $115 million in cash, cash equivalents and short-term investments, consistent with the end of 2020. Cash generated from operations during the quarter was $4 million. Geographically, our revenue mix for the first quarter included 53% from EMEA, 33% from the Americas and 14% from the Asia-Pacific region. This compares to 60%, 22% and 19% in the same regions last Q1, respectively.

I will now turn the meeting back to Scott.

Scott Clements

Thanks, Mark.

Before we open it up to questions, I’d like to provide a bit of perspective on the current market landscape. The global economy is improving, but it is still uneven. In North America, profitability at large banking institutions improved substantially and new account opening trends are improving as we expected. In Europe, travel restrictions and physical lockdowns continue, but with expected improvements in vaccine distribution, we should start to see sequential improvement going forward. The Asia-Pacific region also had a soft first quarter, but, as in other regions, we expect improvement as the year progresses. The outlook for e-signature remains strong around the world, with continued demand for digitization services in today’s economic environment.

At this time, we are reaffirming our FY’21 objectives and full year guidance, consisting of the following: total revenue of $215 million to $225 million, recurring revenue to be in the range of $120 million to $125 million, ARR growth of 22% to 26%, and Adjusted EBITDA to be approximately breakeven.

In the second quarter of 2021, we expect ARR growth of 25% to 30%, and for recurring revenue to increase sequentially and year-over-year, while perpetual license and hardware revenues decline as we continue to shift to a recurring model. We expect profitability to improve in the second quarter on higher revenue, with increasing contributions from software and services.

The second half of 2021 revenue is expected to exceed the first half revenue, led by continued growth in recurring software and services, and, as previously indicated, we expect hardware revenues to decline in the mid-single-digit range for the full year. We also continue to expect $15 million to $20 million of revenue headwind resulting from our transition to recurring revenue for the full year of 2021, and then we expect to see acceleration in software and services revenue growth in 2022, with increasing bottom line profitability.

Our core value propositions in security, productivity, positive digital user experience and regulatory compliance remain solid. Our transformation from a hardware-centric technology business to a modern cloud-based software and solutions company is well underway and is driving positive results. Along with this transition, our Board has evolved, with the addition of significant expertise and experience, matched with the business’ changing risks and opportunities. Our goal over the next two to three years is to drive increased revenue growth as the recurring revenue transition wraps up and we expand our solution portfolio, along with increased profitability and greater shareholder value creation. In the coming months, we will be identifying opportunities for structural cost reductions that we expect to improve profitability in the 2022 to 2023 timeframe, and we plan to refresh our multiyear financial goals and update you further later this year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

Before we open the call to questions, I just want to remind everyone that this call is to discuss our Q1 results and outlook. We won’t be taking questions about our Annual Meeting election, but I encourage those of you who are interested to visit www.onespanvalue.com for our proxy materials.

With that, Mark and I will be happy to take your questions. Operator?

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press star then “1” on your touch-tone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question please press star then “2”.

At this time, we will pause momentarily to assemble our roster.

The first question will come from Andrew Nowinski with D.A. Davidson. Please go ahead.

Andrew Nowinski

Great, thank you. Maybe I’ll start with a question on the e-signature business. So, was there any more details you could provide on the, on the record contract that you won in the quarter, maybe the size of the contract or the length of the contract?

Scott Clements

Andy, yes, I think the—I think, Mark, that’s a three-year contract.

Mark Hoyt

Correct.

Scott Clements

Yes, this was, this was, the initial phase was one.

Mark Hoyt

Yes, that’s correct.

Scott Clements

And it’s—the total value of the project is, I would call it mid-single-digit millions.

Andrew Nowinski

Great, thank you. Maybe shifting gears, then, I know you said you had record demand for term-based licenses in Q1 of 2020, but it looks like the term-based revenue is still down a bit more than hardware this quarter. Were you surprised by the magnitude of the decline and was there anything in term-based licenses that may have impacted that decline, other than the tough comp?

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

Scott Clements

No, I don’t think so, Andy. Really, when you go back and look at—first of all, yes, it was in the range of what we expected, I think, in the quarter. If you go back and look at Q1 of last year, we went from about $500,000 of term license revenue in Q1 2019 to something—I think it was about $9.5 million, or so, in the first quarter last year. So, it was, you know, an order of magnitude increase in the first quarter last year that related to some specific large contracts, particularly on mobile security, and things like that. So, the, and then, of course, the other compare is sequentially and we had, you know, a very, very strong fourth quarter of 2020, as we usually do have, you know, a back-end loaded result. So, I think, as Mark said in his comments, it was still the third highest quarter for us in terms of term license. So, it’s—yes, I think we’re just bumping up against a couple of real tough compares, but it doesn’t really change our outlook for the business or our expectations.

Andrew Nowinski

Okay, great, and then maybe just last one for me real quick. Is it possible—I know you reiterated your hardware guidance for the year of down mid-single-digits, but as the economy starts to reopen, do you think there could be some pent-up demand for hardware, and maybe even a pending hardware refresh cycle, that might provide a little bit of upside to that guidance?

Scott Clements

Well, I think, you know—first quarter, I think came in pretty good, I think, relative to our expectations. We’ll see, as we go through the year. We do know there are some, you know, a few larger opportunities that are out there. Whether they really come through with the right kind of timing to impact revenues this year is TBD. You know, I think these—you know, larger projects tend to have a pretty long cycle, right, of manufacturing and delivery, and so on and so forth, so, and when you go through that cycle, it’s a few months, right, to get through that cycle. If some of these things come in or book early enough in the year, we could see some, you know, better performance out of hardware, but I think it’s too early to call that, really. As you know, historically, this is still a little bit of a volatile part of the portfolio, or a solution category, and so we—I think we feel good about the guidance we’ve given at this point, and, but a lot of that tends to come late in the year, too, with hardware. Usually, hardware is a later—we have bigger quarters later in the year, so there’s a lot yet to go, I guess, let me put it that way.

Andrew Nowinski

Okay, that makes sense. Thanks a lot, guys, and best of luck, Mark at Loadsmart.

Mark Hoyt

Thank you, Andy.

Operator

The next question will come from Gray Powell with BTIG. Please go ahead.

Gray Powell

Okay, great. Thanks for taking the questions. Yes, just a couple, if I can.

Scott Clements

Sure, go ahead, Gray.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

Gray Powell

Maybe a follow-up on Andy’s question. It definitely seems that sentiment in the banking sector has improved a lot this year. Do you see that impacting purchase decisions or sales cycles at your larger customers for any part of the product portfolio, and then just how should we think about, you know, that recovery playing out over the rest of the year?

Scott Clements

Yes, I think we, you know—our expectation is that, sequentially, things are going to continue to get better, you know, through the year, and we have seen some of that in terms of the structure of our sales pipeline, in terms of more of the sales pipeline is in the later stage gauge of the pipeline than we saw, early, you know, early in the first quarter. So, things are moving through the pipeline. We have seen, certainly, North American banks, their profitability has improved quite a lot, they’ve been reversing some of the reserves they had put up last year, and we have also seen some upticks in new account opening at some of the large banks that report those figures here for the first quarter.

I think, on the other hand, the areas that—there’s a couple of areas that remain concerning, and those are Europe—certainly, we have a very uneven situation in Europe, with lots of lockdowns coming back and continuing, and spikes in infection rate. I do believe that they are starting to do better at moving forward with vaccination over the coming few months, and that will, I believe, have a positive effect on that region, and on our business, as we, I think, are beginning to see here in the U.S. at this point. Japan is a hard one to call, there is a spike in infection rates going on in Japan right now, and then we also have the issues in Brazil which are concerning. So, all of those, you know, all of those, I think, you know, are the present period and we do expect, generally, to see progress in those areas over the coming months. I think we said, really, since the fourth quarter last year, that we expected sequentially better business conditions as we go across the year. I don’t see any reason to change that expectation at this point in time.

Gray Powell

Understood. Okay, that’s really helpful color. Then, maybe just kind of help us think about some duration and how that impacts term license, and I’m guessing that the answer is really we should just focus on the ARR metric, but how should we think about multiyear term license deals within the context of your 2021 guidance, and then would it be possible to say like sort of, you know, sord of—I think you said that duration was down 60% in Q1. Is there a way to sort of just give an apples-to-apples for constant duration in Q1 term versus, you know, last year?

Mark Hoyt

Gray, the 60% down reflects the term license duration that we’ve seen from the last couple of quarters, which we’ve mentioned is approaching about 12 months, it’s approaching about one year. So, last year Q1 was kind of an aberration, because we had a couple large three-year deals that brought that average up to about 1.6 years. So, we saw that revert back to the median of about one this quarter. Not unusual, and that’s reflected. The one-year average duration was reflected in our guidance and in our numbers for 2021, and it’s in the plan with what our Sales Team is offering to customers and what our customers are asking for, as they approach more one-year deals. Of course, if we have customers that request three-, five-year deals, we’re happy to oblige, but we’re seeing a lot of customer traffic headed towards one-year deals, that are pretty close to nearing subscription-like terms.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

Scott Clements

I think, in general that we have, as a matter of course, really tried to move towards one-year terms, in general, to really, I think, minimize revenue volatility, you know, from one period to the next, and so that’s really been—as we’ve gone through the transformation away from perpetual to recurring license models, we wanted, you know, to keep it somewhat simple, as simple as we could, and then also get that outcome, you know, of improving or reducing, you know, the historic revenue volatility that the Company has seen. So, that’s really, you know, what the goal has been. I think, as we look into 2022, we could potentially fine-tune that to some degree. As Mark said, we’re not, you know—we don’t tell customers who want a multiyear contract to go away, we love them and we’ll take it, but that has been really on purpose, that we have moved towards a one-year average duration, and we’ll see, you know, whether we continue on that course in the quarters ahead or we start to modulate that a little bit, but for right now, we continue to believe that’s the best course.

Gray Powell

Got it. Okay, that’s really helpful. Thank you very much.

Scott Clements

Thanks, Gray.

Operator

The next question will come from Anja Soderstrom with Sidoti. Please go ahead.

Anja Soderstrom

Hi, and thank you for taking my question. I just had a follow-up first on the e-signature contract you mentioned. You said the total value was in the mid-single millions. Where in context to sort of your average contract, and are you going after this kind of bigger deals, or how did this come about?

Scott Clements

Well, I think this was a customer that was actually a customer of a competitor who had a large deployment, I guess, of e-signature across different use cases in the company, and so when they decided to seek alternatives, we were, you know, I think, well positioned to take advantage of that and win that customer.

So, I think our average contract value in e-signature has come up quite a lot over the last year or so, and that was on purpose. We have focused our direct-sales people on pursuing larger contracts. There has been, I think, a tendency in that part of the organization to maybe chase too many small contracts, and so we really did refocus everybody on larger sized contracts.

I don’t recall off the top of my head, Mark, I don’t know if you do, you know, exactly what those numbers are, but they’re not in the million—the average is not in the millions, let’s put it that way, it’s much smaller, but we do have—it’s not that we have not had other contracts over a million, we have, but this one is a little remarkable, I think, in terms of its size, and I think indicative of the progress, you know, that we’re making in that business, both in terms of our product and also our go-to-market model.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

Anja Soderstrom

Okay, that was good color, and then in terms of the other virtual meeting room that you launched, I would assume there’s a good use case for that in your adjacent businesses, as well. Are you going after that initially, or are you just pushing it to your existing customers in finance?

Scott Clements

I’m sorry, Anja, I didn’t quite hear the other business, what you said. Can you just repeat that?

Anja Soderstrom

No, just wondering how you to go to market with that. Are you trying to upsell existing customers, or are you—I would assume there’s a broad use case for that product …

Scott Clements

No question.

Anja Soderstrom

… that you might be able to push in adjacent businesses, too.

Scott Clements

No question there. There’s a broad set of opportunities for that product. We, you know—banking is definitely a high-demand area for it. This is a solution that has been, you know, a specific request of many of our customers to really help them personalize their relationships with important customers, even in the digital space, so they can put a face to a transaction and really interact in a more intimate way, I think, with their customers, you know, in higher value type transactions. You know, I think you can—when you sort of conceptualize the best value proposition, I think you can see that it should have application across many different use cases where there is a discussion or negotiation or an agreement that’s being put in place that is of value and requires a strong identity verification component to it. So, I think it’s very much a horizontal solution. We will, I think, in the early period here be—most of the uptakes will be in banking, really, just because of where we come from, but certainly, as you know, we think about government and we think about healthcare, and some of the other spaces that we’re interested in, certainly, should be opportunity in those, as well.

Anja Soderstrom

Okay, thank you for the color. That was all for me.

Scott Clements

Thanks, Anja.

Operator

This concludes our question answer session. I would like to turn the conference over to Scott Clements, President and CEO, for any closing remarks. Please go ahead, sir.

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OneSpan Inc. – First Quarter 2021 Earnings Conference Call, May 4, 2021

Scott Clements

Thank you, Operator, and thanks to all of you for joining the call today. We’re very much looking forward, I think, to the balance of this year and the continued progress. As you know, we’re making significant incremental investments in our solutions and our go-to-market model this year, so that we can continue the transition to recurring revenue, and really materially complete that transition this year and start to see that be reflected in the overall growth rates of the Company as we move into 2022. So, thanks again for your attention and I hope you all have a good evening.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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